Filed Under Rule 424(b)(3)
Registration No. 333-113153

Prospectus Supplement No. 1 Dated May 17, 2004

to

Prospectus Dated April 27, 2004

AUTHENTIDATE HOLDING CORP.

SELLING SECURITY HOLDERS

This prospectus supplement relates to the resale of an aggregate 5,410,370 shares of our common stock, held by the Selling Security Holders or issuable to the Selling Security Holders upon exercise of warrants. You should read this prospectus supplement in conjunction with the prospectus dated April 27, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The information in the following table is presented as of May 17, 2004 and supplements the information in the table of the prospectus entitled “Selling Security Holders” to reflect the transfer of 15,000 shares of our common stock made by Geduld Capital Partners LP to Geduld Capital Management LLC after the date of the prospectus. This information was provided by or on behalf of the Selling Security Holder.

The following table sets forth as to the Selling Security Holder listed below:

•	the number of shares of our common stock that the Selling Security Holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

•	the number of shares of our common stock that may be offered for resale for the Selling Security Holder’s accounts under this prospectus; and

•	the number and percent of shares of our common stock to be held by the Selling Security Holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the Selling Security Holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares.

Name of Selling Security Holder	Shares Beneficially Owned Prior to Offering	Shares Offered	Shares Owned After Offering	Percentage of Shares Owned After Offering (1)

Geduld Capital Management, LLC (2)	15,000	15,000	0	0%

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(1)      Percentage based on 32,860,914 shares outstanding as of May 14, 2004.
(2)     Mr. Steven Geduld possesses voting and dispositive control over the shares held by the listed selling security holder.

The date of this prospectus supplement is May 17, 2004